Exhibit 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

ACRIVON THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)

Equity	Common Stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	500,000	$1.19	$595,000	.00015310	$91.09

Total Offering Amounts							$91.09

Total Fee Offsets							—

Net Fee Due							$91.09

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock, par value $0.001 (the “Common Stock”), that become issuable under the Registrant’s Amended and Restated 2023 Inducement Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Common Stock.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon $1.19, which is the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Market on May 9, 2025.